As filed with the Securities and Exchange Commission on April 26, 2006
Registration No. 333-56647

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933
___________

EFC Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-4193304 (I.R.S. Employer Identification No.)
1695 Larkin Avenue Elgin, Illinois 60123 (Address, including zip code of registrant’s principal executive office)
__________________________

ELGIN FINANCIAL CENTER, S.B. 401(k) EMPLOYEE BENEFIT PLAN
(Full title of the plan)
___________

Jennifer R. Evans, Esq.
MAF BANCORP, INC.
55th & Holmes
Clarendon Hills, Illinois 60514
(630) 986-7544
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Thomas P. Desmond, Esq.
VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
222 North LaSalle Street
Chicago, Illinois 60601
(312) 609-7500

EXPLANATORY NOTE

Deregistration of Securities

On June 11, 1998, EFC Bancorp, Inc., a Delaware corporation (“EFC”), filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-56647) (the “Registration Statement”) registering a total of 246,095 shares of its common stock, par value $0.01 per share, for issuance and sale pursuant to the Elgin Financial Center, S.B. 401(k) Employee Benefit Plan (the “Plan”), and an indeterminate amount of participation interests.

As a result of EFC’s merger into MAF Bancorp, Inc., which became effective January 31, 2006, shares of EFC common stock may no longer be issued pursuant to the Plan. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all remaining shares of common stock of EFC formerly available for issuance under the Plan and registered under the Registration Statement that, as of the date of filing of this Post-Effective Amendment No. 1, have not been issued pursuant to the Plan.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Clarendon Hills, State of Illinois, on this 26th day of April, 2006.
.

MAF BANCORP, INC., as successor by merger to EFC Bancorp, Inc.

By:	/s/ Allen H. Koranda
Allen H. Koranda Chairman of the Board and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Allen H. Koranda Allen H. Koranda	Chairman of the Board and Chief Executive Officer (principal executive officer)	April 26, 2006
/s/ Kenneth Koranda Kenneth Koranda	President and Vice Chairman of the Board	April 26, 2006
/s/ Jerry A. Weberling Jerry A. Weberling	Executive Vice President, Chief Financial Officer and Director (principal financial officer)	April 26, 2006
/s/ M. Christine Roberg M. Christine Roberg	First Vice President and Controller (principal accounting officer)	April 26, 2006
/s/ Robert J. Bowles, M.D. Robert J. Bowles, M.D.	Director	April 26, 2006
/s/ David C. Burba David C. Burba	Director	April 26, 2006
/s/ Terry A. Ekl Terry A. Ekl	Director	April 26, 2006
/s/ Harris W. Fawell Harris W. Fawell	Director	April 26, 2006

/s/ Joe F. Hanauer Joe F. Hanauer	Director	April 26, 2006
/s/ Barbara L. Lamb Barbara L. Lamb	Director	April 26, 2006
/s/ Edward Mentzer Edward Mentzer	Director	April 26, 2006
/s/ Thomas R. Perz Thomas R. Perz	Director	April 26, 2006
/s/ Raymond S. Stolarczyk Raymond S. Stolarczyk	Director	April 26, 2006
/s/ F. William Trescott F. William Trescott	Director	April 26, 2006
/s/ Lois B. Vasto Lois B. Vasto	Director	April 26, 2006
/s/ Andrew J. Zych Andrew J. Zych	Director	April 26, 2006
/s/ Leo M. Flanagan, Jr. Leo M. Flanagan, Jr.	Director	April 26, 2006